                          INTERIM MANAGEMENT AGREEMENT

This Management Agreement made as of the 16th day of June, 1999.

AMONG:

                            APTEC INSTRUMENTS LTD.,
                      a company organized pursuant to the
                     laws of the Province of Ontario, Canada

                      (hereinafter referred to as "Aptec")

                                    - and -

                                 EDWARD ZIEBA,
                     an individual resident in the City in
                   Aurora, in the Province of Ontario, Canada


                      (hereinafter referred to as "Zieba")

                                    - and -

                         NUCLEAR RESEARCH CORPORATION,
              a corporation organized pursuant to the laws of the
                     Commonwealth of Pennsylvania, U. S. A.

                       (hereinafter referred to as "NRC")

                                    - and -

                       EARL POLLOCK and DOROTHY POLLOCK,
              individuals resident in the Town of Montgomeryville,
                 in the Commonwealth of Pennsylvania, U. S. A.

       (hereinafter respectively referred to as "Pollock" and "Dorothy")

WHEREAS each of Zieba, Aptec, Pollock and NRC executed a Memorandum of Understanding dated the 26th day of February, 1999 (the "MOU") relating inter alia, to the proposed merger of the assets and businesses of Aptec and NRC pursuant to which Pollock and certain of the other shareholders of NRC (collectively, the "Pollock Group") are to own 32%, and Zieba and/or his affiliates (collectively, the "Zieba Group") are to own 68% of the number of issued shares in the resulting entity which is to own (directly and/or indirectly) the assets and businesses of both Aptec and NRC;

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AND WHEREAS each of Eurisys Mesures, S.A. ("EM"), NRC, Pollock, Aptec (and its
wholly-owned subsidiary, Aptec Instruments, Inc.) and Zieba entered into a Letter of Intent dated the 26th day of March, 1999 (the "LOI") which essentially provided that each of the Zieba Group and the Pollock Group is to sell to EM, on a prorated basis, such number of shares of the resulting entity of the merger ("Mergeco") so as to provide EM with 51% of the issued shares of Mergeco;

AND WHEREAS the MOU provided in clause B under the heading "Interim Period" that beginning on the date of the execution of the definitive agreement governing the matters set out in the MOU and terminating with the closing of such transactions, Pollock is to take such steps so as to permit Zieba to have de facto management and control over the operations and business of NRC;

AND WHEREAS in section 9 of the LOI, EM acknowledged the provisions of the MOU referred to in the recital immediately above;

AND WHEREAS certain of the parties hereto have executed an Agreement and Plan of Merger (the "APM") and a Stock Acquisition Agreement (the "ASA") both dated the 16th day of June, 1999 (collectively, the "Definitive Agreements") this day as contemplated by the MOU and the LOI and accordingly the parties are desirous of entering into this Management Agreement (the "Agreement") to more fully document their understanding with respect to the management and control over the operations and business of NRC from the date hereof until the closing of transactions governed by the Definitive Agreements (the "Closing");

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and for other good and valuable consideration and the payment of two dollars (USD 2.00) by each party to each of the other parties hereto, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree each with the others as follows:

1. Appointment of Zieba

Each of NRC and Pollock hereby covenants and agrees to take the necessary steps to cause the Board of Directors of NRC to appoint Zieba as Interim Chief Executive Officer ("ICEO") and Interim Chief Operating Officer ("ICOO") of NRC effective the date hereof. Such appointment shall continue without interruption until the earliest of the occurrence of any of the following events at which time his appointment as ICEO and ICOO will automatically terminate without further action of the Board of Directors of NRC:

     (a) November 24, 1999;

     (b) The date on which any of the Definitive Agreements is/are terminated in accordance with its/their terms;

     (c) The date of the Closing; or

     (d) The date, if any, on which Zieba is terminated for cause by NRC's Board of Directors. For this purpose "cause" shall occur in the event the Board of Directors (with Pollock and Dorothy abstaining) determines that Zieba has violated his duties to NRC either in a willful or grossly negligent manner or has taken any action outside the scope of his duties as set forth below.

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During the term hereof, neither Pollock nor Dorothy shall serve as either chief executive officer or chief operating officer of NRC nor hold any office of NRC which is superior to the aforesaid offices.

2. Zieba's Responsibilities as ICEO and ICOO of NRC
Zieba shall, and shall be authorized by the NRC Board to, undertake and execute the following responsibilities in his capacity as ICEO and ICOO of NRC without interference from either the Board or any of the senior officers of NRC:

     a) To have complete management and control over the day to day affairs and business of NRC;

     b) To have complete and final authority in respect of the undertaking of any present or future obligation and/or liability by NRC, subject to the approval of the Board of Directors (with Pollock and Dorothy refraining from voting) for matters outside of the normal course of business;

     c) To have complete and final authority over any bids or work projects involving matters under $2 million; in cases of bids or work projects valued at $2 million or more, decision making authority shall also rest with Zieba subject to final approval of the Board of Directors of NRC (with Pollock and Dorothy refraining from voting thereon);

     d) To have all senior officers of NRC report, and be accountable, to Zieba;

     e) To have complete and final authority over all hiring and firing decisions in respect of all NRC personnel (other than himself and Pollock, who shall be accountable to the Board of Directors) as well as employee compensation (other than as to Pollock), responsibilities, accountabilities and evaluation standards; To assist in the planning of the operational implementation of the proposed merger of NRC and Aptec; and

     g) To create the foundation of a strategic plan for the Aptec/NRC merged entity.

Prior to undertaking any discussions, meetings or other communications with NRC's bankers, Zieba shall first consult with Pollock or his personal legal representative, which until otherwise advised is to be Gary Schildhorn, and shall provide Pollock or Schildhorn with a summary of the proposed discussions or meetings. In all cases, no meetings shall be held as between Zieba and NRC's bankers without first providing Schildhorn with an opportunity to attend such discussions or meetings. Neither Zieba nor Pollock shall take any actions with respect to NRC's banking arrangements without first securing the approval of the other and such approval shall not be unreasonably withheld.

The above listing of responsibilities and authorities shall not necessarily be considered to be exhaustive nor be considered to in any way limit the scope and duties of Zieba in his role as ICEO and ICOO of NRC other than as limited in this Agreement. Each of Pollock, Dorothy and NRC hereby agrees to support, and work with, Zieba in order to enable Zieba

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to best carry out his duties hereunder. Pollock shall serve as a key advisor to
Zieba; however, for greater certainty, in the event that Pollock and Zieba cannot reach agreement in respect of any matter which comes within the domain of Zieba hereunder, Zieba shall have final authority thereon.

Notwithstanding anything to the contrary above, Zieba shall not discharge or replace any of NRC's counsel, auditors or KMR Management Inc., or hire any new firms providing such, services, without the approval of NRC's Board of Directors.

3. Zieba's Duties

Zieba shall devote a substantial amount of his time (and in no event less than six (6) days per calendar month attending at NRC's facilities) in order for him to conduct, operate and manage NRC and he shall use his utmost skill and endeavour to promote the business of NRC in a diligent and professional manner solely for the benefit of NRC and its shareholders.

Zieba shall not knowingly undertake any activities which would have the effect of : (a) Rendering any of the representations and/or warranties of NRC as contained in either the APM or the SAA untrue or inaccurate insofar as such representations and warranties were accurate and truthful as at the date hereof; or (b) Making any of the covenants or conditions of NRC in either of the APM or SAA unachievable (assuming such covenants or conditions would otherwise be achievable). Further, Zieba shall not have the authority to bind NRC to any amendments or modifications to the Definitive Agreements.

4. Other Zieba Responsibilitics

Zieba shall be permitted to carry out his responsibilities and undertakings as President of Aptec contemporaneous with his duties hereunder, subject to Section 3 above.

5. Zieba's Compensation

As compensation for the full and faithful performance of the duties and services to be rendered by Zieba to NRC hereunder, during the term hereof, NRC shall pay to Zieba a monthly salary of USD 10,000.00 payable semi-monthly in equal installments. As well, Zieba shall be reimbursed in fall for all reasonable business and travel expenses (including, but not limited to, his accommodation expenses in the Philadelphia area) directly and/or indirectly incurred in the execution of the duties and services contemplated herein. NRC shall reimburse Zieba for all such expenses upon the presentation by Zieba from time to time, of an itemized account of such expenditures, together with supporting vouchers. NRC and Zieba hereby agree that Zieba may direct NRC to compensate him through a mutually acceptable United States vehicle owned directly or indirectly by Zieba.

6. Independent Contractor

Each of Zieba and NRC agrees that Zieba is being retained hereunder as an independent contractor and not as an employee and accordingly NRC shall not be entitled,, to effect the

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usual employee source deductions in respect of this Agreement. Payment of any income or other taxes which accrue on compensation payable hereunder shall be the responsibility of Zieba or as may be otherwise mutually agreed upon by the parties in contemplation of this section 6.

7. Indemnity of Zieba and Aptec by NRC

NRC hereby agrees to be liable for and indemnify and save harmless Zieba and Aptec of, and from, all manner of actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever which may be brought or made against Zieba and/or Aptec or which Zieba and/or Aptec may sustain, pay or incur by reason of:

     (1) Zieba's service as ICEO and ICOO of NRC hereunder; and

     (2) Any mistake or any matter or thing done or omitted to be done under or in relation to this Agreement save for Zieba's wilful and wrongful neglect or default.

8. Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania.

9. Partial Invalidity

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

10. Time of the Essence

Time shall be of the essence of this Agreement.

11. Assignment

This Agreement is personal to Zieba and may not be assigned by Zieba without the prior written approval of each of the parties hereto.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.


                                   APTEC INSTRUMENTS LTD.
                                   per:


                                   /s/ Edward Zieba
                                   ---------------------------------
                                   Edward Zieba, President


/s/ XXXXXXXXXXXXX                  /s/ Edward Zieba
-----------------------------      ---------------------------------
Witness                            EDWARD ZIEBA


                                   NUCLEAR RESEARCH CORPORATION
                                   per:


                                   /s/ Earl Pollock
                                   ---------------------------------
                                   Earl Pollock, President


/s/ XXXXXXXXXXXXXX                 /s/ Earl Pollock
------------------------------     ---------------------------------
Witness                            EARL POLLOCK



/s/ XXXXXXXXXXXXXX                 /s/ Dorothy Pollock
------------------------------     ---------------------------------
Witness                            DOROTHY POLLOCK